UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Triple Bay Industries, Inc.
(Name of small business issuer in our charter)

Florida	6719	31-1378556
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	IRS I.D.

1630 Integrity Drive, East Columbus, OH		43209
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number: 614.449.8614
Commission File Number: 333-136827

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum Amount of aggregate offering registration price fee
Common Stock offered by our Selling Stockholders (2)	262,600	$.10	$26,260	$3.00

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) The selling shareholders will offer their shares at $.10 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PROSPECTUS
TRIPLE BAY INDUSTRIES, INC.

Selling shareholders are offering up to 262,600 shares of common stock. The selling shareholders will offer and sell their shares at $.10 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses. Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors" beginning on page 8.

The date of this prospectus is _________________ , 2006.

TABLE OF CONTENTS

SUMMARY INFORMATION AND RISK FACTORS	5
Risk Factors	8
USE OF PROCEEDS	11
DETERMINATION OF OFFERING PRICE	11
DILUTION	11
SELLING SHAREHOLDERS	12
PLAN OF DISTRIBUTION	13
LEGAL PROCEEDINGS	16
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS	16
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	17
DESCRIPTION OF SECURITIES	18
INTEREST OF NAMED EXPERTS	19
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES	19
DESCRIPTION OF BUSINESS	19
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	24
DESCRIPTION OF PROPERTY	28
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	29
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	29
EXECUTIVE COMPENSATION	32
FINANCIAL STATEMENTS	45
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	46

SUMMARY INFORMATION AND RISK FACTORS

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Organization

Triple Bay Industries, Inc. is a Florida corporation formed on January 12, 2006 to merge with Triple Bay Industries, Inc., an Ohio corporation formed on May 14, 1993. As a result of the closing of a merger agreement with Triple Bay Industries, Inc., an Ohio corporation and the filing of the merger documents with Ohio and with Florida on August 11, 2006, Triple Bay Industries, Inc., an Ohio corporation, is now merged into Triple Bay Industries, Inc, a Florida corporation, the surviving corporation in the merger. We issued 150,000 shares of our stock for each of the 100 issued and outstanding shares of the Ohio corporation as sole consideration for the merger. The purpose of the merger was to redomicile the Ohio corporation in Florida.

Our corporate offices are located 1630 Integrity Drive, East, Columbus, OH 43209. Our telephone number is 614.449.8614.

Business

Through Triple Bay Industries, Inc., an Ohio corporation, our wholly-owned subsidiary we manufacture and sell disposable decontamination systems. These systems are a triple bay or room shower system used primarily in environmentally hazardous clean up areas. We sell these systems exclusively to wholesalers who then resell our products to end users. This business was started by the Ohio corporation in 1993 and has not varied significantly since that date.

The Offering

As of the date of this prospectus, we had 15,262,600 shares of common stock outstanding.

Selling shareholders are offering up to 262,600 shares of common stock. The selling shareholders will offer and sell their shares at $.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will pay all expenses of registering the securities, estimated at approximately $75,000. We will not receive any proceeds of the sale of these securities.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this Amendment No. 1 to our registration statement, no filing has been made. The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

Consolidated Statements of Operations
For the nine months ended September 30, 2006 and 2005
(Unaudited)

	Nine Months Ended September 30,
	2006	2005

Sales	$140,062	$203,653
Cost of sales	88,346	120,916
Gross Profit	51,716	82,737

Selling, general & administrative	69,856	33,841

Income (loss) from operations	(18,140)	48,896

Other income (expense)
Interest expense	(385)	(491)

Net income (loss)	$(18,525)	$48,405

Consolidated Balance Sheets
September 30, 2006 and December 31, 2005

	September 30, 2006 (Unaudited)	December 31, 2005
TOTAL ASSETS	$43,369	$46,886
TOTAL CURRENT LIABILITIES	31,860	43,391
ACCUMULATED DEFICIT	(26,910)	(8,385)
TOTAL SHAREHOLDERS’ EQUITY	11,511	3,495
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$43,369	$46,886

Risk Factors

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock. All material risks are discussed in this section.

Because we depend on a core group of significant customers, our revenues could be reduced if our key customers reduce the amount of products they purchase from us.

Our customers consist mainly of industrial environmental product sellers. Our top 7 major customers together accounted for approximately 94% of our consolidated net sales in fiscal year 2005, while our largest customer, Airgas, accounted for approximately 30% of our consolidated net sales in 2005. Our top 3 major customers together accounted for approximately 78% of our consolidated net sales for the first six months in 2006, while our largest customer, Airgas, accounted for approximately 50% of our consolidated net sales during such period.

The loss of, or a diminution in, our relationship with Airgas or any other major customer could cause a decrease in our revenues. Our competitors may adopt more aggressive sales policies and devote greater resources to the development, promotion and sale of their products than we do, which could result in a loss of customers. The loss of, or a reduction in orders from, any significant customers, losses arising from customer disputes regarding shipments, fees, merchandise condition or related matters, or our inability to collect accounts receivable from any major customer, could impede our ability to generate revenues. In addition, revenue from customers that have accounted for significant revenue in past periods, individually or as a group, may not continue, or if continued, may not reach or exceed historical levels in any period.

We are exposed to product liability claims which may not be adequately covered by insurance.

We face an inherent business risk of exposure to product liability claims in the event that the use of any of our products results in personal injury or property damage. In the event that any of our products proves to be defective, we may be required to recall, redesign or retrofit such products. Coverage under our insurance policies may not be adequate to cover existing or future product liability claims against us. Liability insurance in our industry is expensive, difficult to maintain and may be unobtainable in the future on acceptable terms or at all. Furthermore, any significant claims made against us could result in negative publicity against us, which could adversely affect our sales and increase our costs.

Our business is subject to some seasonality and weather may impact our sales, cash flows from operations and revenues.

During the winter months there are less remediation projects performed, and the need for our product is less. During fiscal year 2005, the first quarter revenues were 13% of sales, the second quarter revenues were 27.1% of sales, the third quarter revenues were 41.9% of sales and the fourth quarter revenues were 18% of sales.

Because insiders control our activities, they may cause us to act in a manner that is most beneficial to them and not to outside shareholders, which could cause us not to take actions that outside investors might view favorably.

Our officers and directors, Beth Jarvis and Kevin Lynch, control approximately 98% of our common stock, and we do not have any non-employee directors. As a result, they effectively controls all matters requiring director and stockholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transaction. Beth Jarvis and Kevin Lynch also have the ability to block, by their ownership of our stock, an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deterring or preventing a change in control of our company that you might view favorably.

One of the persons responsible for managing our business, Ms. Beth Jarvis, will devote less than full time to our business, which may reduce our revenues.

In her capacity as CEO, Ms. Jarvis currently devotes approximately 10% of her time to our business and anticipates that during the next 12 months she will devote approximately 10% of her time to our business. Ms. Jarvis may not be able to devote the time necessary to our business to assure successful implementation of our business plan.

Because our common stock will be considered a penny stock, any investment in our common stock is considered a high-risk investment and is subject to restrictions on marketability; you may be unable to sell your shares.

If our common stock trades in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Because there is not now and may never be a public market for our common stock, investors may have difficulty in reselling their shares.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors' ability to resell their shares.

Because the offering price of $.10 per share has been arbitrarily set by our Board of Directors and accordingly does not indicate the actual value of our business, you may not be able to sell your stock for a price in excess of $.10 per share and thus could suffer an investment loss.

The offering price of $.10 per share is not based upon earnings or operating history, does not reflect our actual value, and bears no relation to our earnings, assets, book value, net worth or any other recognized criteria of value. No independent investment banking firm has been retained to assist in determining the offering price for the shares. Accordingly, the offering price should not be regarded as an indication of any future price of our stock.

Because sales of our common stock under Rule 144 could reduce the price of our stock you may not be able to sell your stock for a price in excess the price you paid to acquire our stock and thus could suffer an investment loss.

As of September 30, 2006, there are 262,600 shares of our common stock held by non-affiliates and 15,000,000 shares of our common stock held by affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities. We are registering 262,600 of these shares in this registration statement. No Shares have been sold pursuant to Rule 144 of the Securities Act of 1933; and as of September 30, 2006, there are no shares held by affiliates eligible for resale under 144.

Once this registration statement is effective, the shares of our common stock being offered by our selling shareholders will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates," which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

In addition to the shares available for resale under this registration statement, as a result of the provisions of Rule 144, all restricted securities could be available for sale in a public market, if developed, beginning 90 days after this registration statement is declared effective. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing prices for our securities.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, all of which are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. All members of the board of directors are not independent directors. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are "forward-looking statements." These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors." The words "believe," "expect," "anticipate," "intend," "plan," and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

Not applicable. We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders' shares. We have no agreement, written or oral, with our selling shareholders about this price. Based upon oral conversations with our selling shareholders, we believe that none of our selling shareholders disagree with this price. The offering price was arbitrarily determined and bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

•	the price of our stock in our recently completed private placement
•	our limited size
•	our operating history
•	the price we believe a purchaser is willing to pay for our stock

The offering price does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering. These selling shareholders acquired their shares by purchase in a single private placement exempt from registration under section Regulation S of the Securities Act of 1933 during the period 01-28-06 to 07-13-06. We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling shareholders. No selling shareholders are broker-dealers or affiliates of broker-dealers. No selling shareholders have any relationship with us. To the extent that any successor(s) to the named selling shareholders below wish to sell under this prospectus, we must file a prospectus supplement identifying such successors as selling shareholders.

Name [1]	Number of Shares before Offering [2]
20044887 Ontario Ltd. Frank Guide	4,000
Elizabeth Jane Richards	10,000
Katherine Richards	5,000
617587 N. B. Ltd., Principal: J. Brian Neill	8,000
Nigel Lees	4,000
Lori A Nardone	4,000
Danny Scarlett	4,000
Bonnie Flemington	25,000
Jeffrey Flemington	25,000
Jennifer Harrop	4,000
Lindsay Carson	4,000
Graham Warren	4,000
David Drum	3,600
Daniel C Hardie	4,000
Barbara Jewell	4,000
Andrew Jewell	4,000
Remi Nickel	25,000
Ian McKinnon	25,000
Michelle McKinnon	25,000
Rebecca McKinnon	25,000
Caitlin Shirreff	4,000
Duncan Shirreff	4,000
Benjamin Shirreff	4,000
Jean Shirreff	4,000
Erin Shirreff	4,000
Katherine Gurney	4,000
Andre Nowakowski	4,000
Robin Gurney Trust (Principal: Robin Gurney)	4,000
Jon Vereschagin	2,000
Gabrielle D'Alonzo	4,000
Jonathan White	2,000
Sheldon Cohen	2,000
Huberte Lanteigene	4,000
Total	262,600

[1] Persons listed as Principal are the natural persons that have the ultimate voting or investment control over the shares held by this selling stockholder.

[2] All shareholders own less than one percent of our issued and outstanding common stock and are registering all of their shares for resale under this registration statement. No selling shareholder is an affiliate of us or a broker-dealer.

Blue Sky

Thirty-five states have what is commonly referred to as a "manual exemption" for secondary trading of securities such as those to be resold by selling stockholders under this registration statement. In these states, so long as we obtain and maintain a listing in Standard and Poor's Corporate Manual, secondary trading can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, Florida, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia, and Wyoming. We cannot secure this listing, and thus this qualification, until after this registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

All our shareholders currently reside outside the U.S. We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors' ability to resell their shares. Selling shareholders are offering up to 262,600 shares of common stock. The selling shareholders will offer and sell their shares at $.10 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders. We will pay all expenses of registering the securities.

The securities offered by this prospectus will be sold by the selling shareholders without underwriters and without commissions. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the OTC Bulletin Board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. We have instructed our selling shareholders that they many not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment disclosing such matters.

Pursuant to NASD Rule 2710(b)(1), Rule 2710(b)(6), and Notice to Members 88-10, maximum compensation to NASD member firms will not exceed 8% of the maximum proceeds.

No NASD member firm has been retained by us or any Selling Stockholder to act in any capacity in connection with this offering.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this Amendment No. 1 to our registration statement, no filing has been made. Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for the NASD to issue a trading symbol.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors' orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position
Beth Jarvis	52	President and director
Kevin Lynch	42	COO and director

Ms. Jarvis has been our President and director since our inception in January 2006. She has been CEO of our subsidiary, Triple Bay Industries Inc. since May 1993. Since 1989, she also has been the owner and CEO of Jendco Safety Supply, which sells safety equipment. Ms. Jarvis spends 10% of her time to Triple Bay and 90% of her time to Jendco.

Mr. Lynch has been our COO and director since our inception in January 2006. He has been COO of our subsidiary, Triple Bay Industries Inc. since June 2000.

Our bylaws provide that the board of directors shall consist of a minimum of one member until changed by amendment to the applicable section of the bylaws, adopted by the majority of the voting power of the corporation. There are currently only two directors.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last five years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. Ms. Jarvis has indicated that she will in the future, if the opportunity presents itself, sell our business to a third party buyer in a transaction which involves sale of her controlling interest set forth below. As of the date of this registration statement, there are no binding arrangements with Ms. Jarvis and any such potential third party buyers concerning any such transaction.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address of the shareholders is 1616 Integrity Drive, East, Columbus, OH 43209.

Shareholders	# of Shares	Percentage
Beth Jarvis	15,000,000	98
All directors and named executive officers as a group [2 persons]	15,000,000	98

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 15,262,600 shares of common stock outstanding as of September 30, 2006.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 2,000,000,000 shares of common stock with no par value per share. As of the date of this registration statement, there were 15,262,600 shares of common stock issued and outstanding held by 33 shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Preferred Stock

The Company is authorized to issue 20,000,000 shares of preferred stock in series as fixed by the Directors without par value. As of the date of this registration statement, there are no preferred shares outstanding.

Preferred stock may be issued in series with preferences and designations as the Board of Directors may from time to time determine. The board may, without shareholders approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of our common shareholders and may assist management in impeding an unfriendly takeover or attempted changes in control. There are no restrictions on our ability to repurchase or reclaim our preferred shares while there is any arrearage in the payment of dividends on our preferred stock.

INTEREST OF NAMED EXPERTS

The financial statements for the years ended December 31, 2005 and 2004 included in this prospectus have been audited by Malone & Bailey, PC which are independent registered certified public accountants, to the extent and for the periods set forth in its report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Florida Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Organization

Triple Bay Industries, Inc. is a Florida corporation formed on January 12, 2006 to merge with Triple Bay Industries, Inc., an Ohio corporation formed on May 14, 1993. As a result of the closing of a merger agreement with Triple Bay Industries, Inc., an Ohio corporation and the filing of the merger documents with Ohio and with Florida on August 11, 2006, Triple Bay Industries, Inc., an Ohio corporation, is now merged into Triple Bay Industries, Inc, a Florida corporation, the surviving corporation in the merger. We issued 150,000 shares of our stock for each of the 100 issued and outstanding shares of the Ohio corporation as sole consideration for the merger.

The purpose of the merger was to redomicile the Ohio corporation in Florida. Management believes that the continuation in Florida will give us more flexibility and simplicity in various corporate transactions. Florida has adopted a general corporation law that includes by statute many concepts created by judicial rulings in other jurisdictions and provides additional rights in connection with the issuance and redemption of stock. Florida has developed a flexible body of corporate law that is responsive to the needs of modern business. Florida has taken affirmative steps to encourage corporations to establish themselves in the state of Florida, including reduced filing fees and corporate taxes, expedited filing procedures and flexible policies. Management believes that the advantages offered by the corporate laws of Florida will make us a more manageable corporation for accomplishing its business activities.

During the past three years, we have:

•	Continued to develop our product: We developed a shower pump which filters the contaminated water to a level that is safe to dispose of the water through regular drains.

•	Continued to develop our distribution network: We also entered into the market with an oral agreement with Airgas, a customer that distributes nationally.

Business

We manufacture and sell disposable decontamination systems. These systems are a triple bay or room shower system used primarily in environmentally hazardous clean up areas.

When entering the site, the first bay, the clean room, is where a worker removes his street clothes and dons personal protective equipment commensurate with working in environmental hazards, and then he moves to the second bay, the shower. After this, the worker proceeds to the third bay, the dirty room, where he might pick up contaminated tools necessary to work the job in the contaminated area.

This is the procedure followed when exiting the contained area. The worker takes off his contaminated clothing in the dirty room and then proceeds to the shower room where he showers to remove any residue that might be on his skin. Then he proceeds to the clean room where he dresses in his clean street clothes.

In the work area there are negative air machines to insure that the air flow is moving away from the clean room, through the shower room and to the dirty room and contained area.

The products are quick to assemble and are disposable. We do not provide assembly services. We simply ship and deliver our decontamination shower system to customers.

The Markets We Serve

The primary market we serve is for asbestos removal projects. This is where a building owner has asbestos in his building and wants to remove it so there are no more asbestos regulations with which to comply. In this manner the business owner can eliminate his asbestos management plan, thereby reducing costs. An asbestos management plan is a document which details where asbestos is located in a building and the procedures to be followed in the event of a disturbance. A management plan is no longer needed when all the asbestos has been removed from the property.

Another market is the lead abatement project involving the removal of lead based products, such as paint, in buildings or structures.

There are other markets of miscellaneous remediation projects, such as polychlorabiphenols and mold projects. Polychlorabiphenols are commonly known as PCB’s and are a contaminated product from transformers which use a specific type of chlorinated oil.

Based upon our sales experience, we believe the market for these products has increased since environmental remediation contractors have sought to mitigate expense by purchasing disposable units as opposed to constructing a permanent unit.

Area in which Services are Provided

We sell to distributors based nation wide with a concentration of 97% of sales in 2005 in Pennsylvania, West Virginia and Ohio. We ship all of the showers from Columbus, Ohio via truck freight.  We have no agreements with our distributors.

Marketing

We market through our officers and directors, our customers and our website on the internet. Our primary marketing is phone solicitation and we spend around $100.00 per month on it.  We call people we know are in the business of asbestos removal based upon our experience in the industry. Our website is www.triplebay.com. Nothing on our website is part of this prospectus.

Major Customers

We sell these systems exclusively to wholesalers who then resell our products to end users.

Our principal customers and the percentage of revenues derived from each in 2005 are as follows:

•	Airgas 39%
•	Safety Environmental Control 15%
•	Aramsco 23%

Our principal customers and the percentage of revenues derived from each in the first two quarters of 2006 are as follows:

•	Airgas 50%
•	Safety Environmental Control 18%
•	MMI Industrial Sales 10%

We have no written contracts with these suppliers or customers.

Sources of Raw Materials

We require a regular supply of polyvinylchloride or PVC piping and other PVC parts, polyethylene bags, corregated plastic, metal frames, electric sump pumps and plumbing parts. Two suppliers account for more than 10% each of our total purchases of raw materials during 2005, as follows:

•	Wolf Creek - PVC piping and related parts. 40%
•	T&M Poly - polyethelene bags. 25%

During the first two quarters of 2006, three suppliers account fro more than 10% each of our total purchases of raw materials as follows:

•	Wolf Creek - PVC piping and related parts. 32%
•	T&M Poly - polyethelene bags. 18%
•	Indelco - three way fittings. 13%

If we lost any of the above as a supplier, they could be replaced with minimal delay and potentially larger expense.

Manufacturing Process

We cut PVC pipe to make a shower frame. There are two frames used per each shower bay. We then cut polyethelene bags to fit the PVC frame. Then we place our frame on a jig and then we cut PVC pipe to make a shower frame bag on the PVC frame. This bag is then cut at the bottom on both sides in an upside down T shape. Next, another bag is placed on top of the frame and this bag is cut on both sides in an L shape. This creates an airlock in the frame. A clip consisting of a PVC pipe with a notch taken out of it is screwed on the top on two sides to hold the bag to the frame. Each shower consists of three of these bays. If it is a middle bay, we put a piece of corregated plastic inside the bag on the bottom. The frame with the bag is removed from the jig, spun and twisted to collapse the air out of it, then it is boxed and ready for shipment.

The pump and filtration device is a separate accessory that can be purchased. The pump is used to remove contaminated water for the shower. To assemble the pump, we drill out the metal frame in order to attach the electric sump pump. We attach the sump pump with screws. Then we add a plumbed filtration device - two filter housings, two pieces of pipe and some threaded brass fittings which are plumbing items. Along with this, we add the pressure switch. We use hoses to put the plumbed items in line with the sump pump.

Insurance

We have commercial general liability insurance for up to $1 million for each occurrence, $100,000 for fire, $5,000 for medical expense per person, $1 million for personal injury, $2 million for general aggregate and $2 million for product liability.

Environmental Issues

The manufacture and sale of our products are not governed by any environmental regulation.

Q.    What standards does this shower pump filter meet?

A.    Based upon management’s experience in the industry, the five micron filter provided by Triple Bay's portable shower system is an accepted standard of wastewater treatment facilities for asbestos-laiden wastewater.  To management’s knowledge based upon its experience in the industry, it is the smallest pore size required for the pre-treatment of effluent from an asbestos abatement work site before disposal into a sanitary sewer system in compliance with local regulations.

There are no groundwater standards because it has been found that asbestos does not migrate appreciably through groundwater.

There are no air quality standards addressing wastewater containing asbestos.

Surface water standards default to the US EPA drinking water standards of 7.1 million fibers per liter.

To management’s knowledge based upon its experience in the industry, there are no state waste management regulations governing asbestos wastewater.

Q.     Is the filter capable of making safe water contaminated with all pollutants?

A.      No.  It is only designed to capture asbestos fibers larger than five microns.

Q.     What industry or government rules govern your determination that the water filtered is safe to dispose of through regular drains.

A.     Local regulations, as the waste water is required to be disposed of  in local sanitary sewers as described above. To management’s knowledge based upon its experience in the industry, the user of the Triple Bay portable shower (with pump and filter) and not the manufacturer is responsible for addressing system effluent concerns with local wastewater pre-treatment guidelines.

Competition

The environmental remediation industry are highly competitive. Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do. Competitors include other manufactures of similar products or non-disposable shower systems which are twice as expensive as ours. The principal methods of competition include brand recognition, price and service to the environmental remediation trade. If additional competitors enter the field, our market share may fail to increase or may decrease.

We compete primarily with national companies. Our principal competitor is Grayling Industries, Alphretta, GA. We are a much smaller company than our competitor. Based upon our experience in the industry, we believe our market share is 35 percent. However, because our primary competitor is a private company, we cannot obtain exact market share percentages.

We believe our competitive strength is price, based primarily our low overhead due to our use of contract labor when needed. Based upon our knowledge of the industry, we believe that our disposable shower units are 10% less expensive than other disposable shower units. We also believe that our disposable shower units are 50% less expensive than other non-disposable shower units.

Employees

We have two members of management. In addition, we have two part time employees who assemble our products. We use contract labor for the rest of our manufacturing requirements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements and the notes thereto which appear elsewhere in this report. The results shown herein are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on current expectations, which involve uncertainties. Actual results and the timing of events could differ materially from the forward-looking statements as a result of a number of factors.

Overview

Triple Bay Industries, Inc. is a Florida corporation formed on January 12, 2006 to merge with Triple Bay Industries, Inc., an Ohio corporation formed on May 14, 1993. As a result of the closing of a merger agreement with Triple Bay Industries, Inc., an Ohio corporation and the filing of the merger documents with Ohio and with Florida on August 11, 2006, Triple Bay Industries, Inc., an Ohio corporation, is now merged into Triple Bay Industries, Inc, a Florida corporation, the surviving corporation in the merger. We manufacture and sell disposable decontamination systems. These systems are a triple bay or room shower system used primarily in environmentally hazardous clean up areas.

Our competitive strength is primarily our expertise in building an affordable disposable shower system.

General

The industry of manufacturing disposable decontamination systems used in environmentally hazardous clean up areas for the principal market use of asbestos removal projects is a mature industry with a stable market. There are currently no known trends or uncertainties that would have a critical impact on this industry as a whole or on the specific financial position of Triple Bay Industries, Inc.

However, certain external factors could potentially have a modest effect on future operations and revenues. Due to the fact that our final product is primarily composed of plastic products, the cost of raw materials could be impacted by the global supply and demand of plastic. Such factors to consider would include global shifts in the destination demand of plastic raw goods and shortages of supply caused by natural disasters. Energy prices are another external factor which could impact the cost of goods sold. The change in cost of petrochemical goods has a direct relationship on the cost of raw plastic goods. Also, the cost to transport raw materials may also be impacted by changes in the world energy markets. However, the increase of the costs of goods sold caused by the aforementioned external factors will likely be modest increases which may be passed along to the end users of our products.

Interest rates and the market conditions of the environmental remediation segment of the construction industry may also have an impact on our business. As our products are used for compliance purposes in remediation projects, the change in interest rates could impact the demand of our environmental remediation market segment.

Although there is currently no known pending state or federal legislation that would impact either the manufacturing operations or the financial outlook of this corporation, the potential always exits that such standards may be changed in the future. It is management's belief that due to the fact that Triple Bay Industries, Inc. is the business of providing products to its clients to assist them to comply with state and federal environmental standards, any additional legislative standards which may be imposed relating to environmental remediation in the future could actually increase the demand for our products. Any additional manufacturing costs that may be incurred to comply with stricter environmental standards would likely be nominal and would be a direct cost passed on to our clients. Furthermore, based upon its experience in the industry, management believes that there is currently growing global trend of stricter environmental standards that could open new markets to our products and increase revenues. For example, there are currently 33 countries with existing or pending bans on asbestos, with 14 of these countries imposing such restrictions in the past five years. In addition, all European Union countries will ban asbestos by 2005.

Our competitive strength is primarily our expertise in building an affordable disposable shower system.

Our cost of sales was 63.08% of revenues for the nine month period ended September 30, 2006 compared to 59.37% for the nine month period ended September 30, 2005. There was a slight 6.25% increase for the nine month period ended September 30, 2006 as compared to the nine month period ended September 30, 2005.

Our business decreased for the nine month period ended September 30, 2006 from the same nine month period in 2005 due to a one-time spike in sales after Hurricane Katrina in 2005. In the future, we still expect greater demand for the disposable shower systems we build, but not to the extent experienced with the Hurricane Katrina event. We expect revenues and cost of sales to increase steadily in the future due to a slow expansion of business as we increase our customer base and demand increases for disposable shower units.

At September 30, 2006, we did not have a backlog of purchase orders. We do not have any contracts with governmental agencies.

Year Ended December 31, 2005 vs. Year Ended December 31, 2004

For the year ended December 31, 2005, we had sales of $231,810 and for the year ended December 31, 2004, we had sales of $235,227. The 1.45% decrease of sales is negligible. We believe our sales may increase in the future because of greater customer demand due to increased marketing via phone sales. Our expenses consisted of the following:

	2005	2004
Cost of sales	$143,499	$191,203
Selling, general and administrative	99,629	47,027
Interest expense	194	120

Total expenses	$243,322	$$238,350

Cost of sales decreased by 24.95% because of a reduction in the costs of our shower filters. Instead of buying the filters, we are manufacturing them ourselves. Additionally, a manufacturing process change resulted in the showers being revamped and costly wood products being removed from the assembly in favor of a faster and less expensive design. We do not anticipate similar reductions in costs of sales in the future.

Material changes in Selling, General and Administrative expenses from the year ended December 31, 2005 compared to the year ended December 31, 2004 were as follows:

	For the year ended December 31,		% increase
Selling, general and administrative expenses - Reasons for variation	2005	2004	(decrease)

Salaries increased as a result of charging a $15,333 officer advance to compensation in 2005	$25,241	$12,697	99%

Rent increased as we have an informal month to month agreement with an affiliate for rent of our facilities. This agreement resulted in rent payments for the year ended December 31, 2004 of $2,000. This amount was increased to $1,000 per month for the year ended December 31, 2005	$16,500	$2,000	500%

Professional fees increased by $16,530 for the year ended December 31, 2005 as compared to 2004. This increase inlcuded legal fees paid in the amount of $8,500 and accounting fees of $6,716, primarily associated with the additional professional expenses of becoming a public company.	$17,840	$1,310	1,261%

Administration expense increased based on an agreement to pay an affiliate an administrative fee for office support services of $1,125 per month during the year ended December 31, 2005	$13,500	$-	-

Accordingly, we had a net loss of $11,512 for the year ended December 31, 2005, as compared to a net loss of $3,124 for the year ended December 31, 2004.

Nine Months Ended September 30, 2006 as compared to the nine months ended September 30, 2005.

Our revenues for the period ended September 30, 2006 decreased 31.22% from our revenues for the period ended September 30, 2005 due to a one-time spike in sales after Hurricane Katrina last year. In the future, we still expect greater demand for the disposable shower systems we build, but not to the extent experienced with the Hurricane Katrina event.

Our cost of sales for the nine months ended September 30, 2006 decreased 27.51% from our cost of sales for the period ended September 30, 2005 due to a decrease in sales.

	For the Nine Month Periods ended September 30,		% increase
Selling, general and administrative expenses - Reasons for variation	2006	2005	(decrease)

Salaries increased as a result of charging a $13,971 officer advance to compensation in 2006	$18,393	$7,799	136%

Rent increased as we have an informal month to month agreement with an affiliate for rent of our facilities. This amount was increased to $2,000 per month for the nine month period ended September 30, 2006	$13,500	$0	-

Professional fees increased by $15,500 for the nine month period ended September 30, 2006 as compared to the same period in 2004 as a result of increased legal and accounting fees associated with becoming a public company.	$16,839	$1,340	1,157%

Accordingly, we had a net loss of $18,525 for the nine months ended September 30, 2006 as compared to net income of $48,405 for the nine months ended September 30, 2005.

Liquidity and Capital Resources

On December 8, 1994, Triple Bay borrowed $21,000 from National City Bank. The note is due on demand with an interest rate of prime plus 2% and is collateralized by the residential property of a shareholder. This loan has now been repaid

There is no long-term debt.

At September 30, 2006, we eliminated all related party advances. An outstanding advance in the amount of $2,446 at December 31, 2005 and additional advances in the first nine months of 2006 totaled $28,217. A portion of this advance amounting to $13,971 at September 30, 2006 was charged to compensation for Ms. Jarvis and the remainder was repaid in cash. Advances had been made to employees and owners throughout prior periods, with no interest rate, and no set repayment terms. Triple Bay and its Chief Executive Officer had entered into transactions in the ordinary course of business including the advancement of funds required for the operation of the business and repayments of those funds as deemed appropriate. Triple Bay will no longer make such advances.

International Machinery Movers, Inc. (“IMM”), Inc. agreed to advance, has advanced and will continue to advance us all funds necessary to file and complete our SB-2 registration statement and meet our on-going SEC reporting requirements.  The advances shall constitute a debt pursuant to an oral agreement, bear no interest and are due upon demand.  In exchange, we granted IMM the right to exchange its debt for a number of shares of common stock to be as mutually agreed, but not less than 50,000 or more than 250,000 shares, at the earlier of the date of the closing of a sale of control of the company by Ms. Jarvis or three years from the effective date of this registration statement. The amount advanced was $16,500 at September 30, 2006.

DESCRIPTION OF PROPERTY

We rent the following property:

•	Address: Columbus, OH 43209
•	Number of Square Feet: 3000 Sq. ft.
•	Name of Landlord: Jendco Safety Supply which Ms. Jarvis owns 100%
•	Term of Lease: Month-to month
•	Current Monthly Rental: $1,500.00
•	Is adequate for current needs

The property includes our manufacturing facilities. We do not contract with third party manufacturers.

We do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property and currently have no property in insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Triple Bay Industries, Inc. principal office is in the facilities of an affiliate of our president pursuant to a verbal agreement on a rent month-to-month basis. The rent paid in 2004 was $2,000. The rent paid in 2005 was $12,000 plus $4,500 of additional accrued rent for 2005. The rent paid for the first nine months of 2006 was $13,500.

We formally orally agreed to pay and paid Jendco Safety Supply, an affiliate, in 2005 an administrative fee for back office support services of $1,125 per month. None of this fee has been paid in 2006 and has been accrued for at September 30, 2006. We anticipate that the entire annual fee of $13,500 will be paid before December 31, 2006.

At September 30, 2006, we eliminated all related party advances.  In 2005, we reclassified advances of $15,333 to Ms. Jarvis as salary in 2005. The aggregate of an outstanding advance in the amount of $2,446 as of December 31, 2005 and additional advances in the first nine months of 2006 totaled $28,217, of which at September 30, 2006 $13,971 was reclassified as compensation to Ms. Jarvis and the remainder was repaid in cash. Advances had been made to employees and owners throughout prior periods, with no interest rate, and no set repayment terms. Triple Bay and its Chief Executive Officer had entered into transactions in the ordinary course of business including the advancement of funds required for the operation of the business and repayments of those funds as deemed appropriate. Triple Bay will no longer make such advances.

Except as set forth above, we have not entered into any material transactions with any director, executive officer, and promoter, beneficial owner of five percent or more of our common stock, or family members of such persons.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Options, Warrants, Convertible Securities

There are no options, warrants or convertible securities outstanding.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $100,000 individually or $262,600 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this prospectus, no filing has been made. Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for the NASD to issue a trading symbol. Sales of our common stock under Rule 144.

As of June 30, 2006, there are 262,600 shares of our common stock held by non-affiliates and 15,000,000 shares of our common stock held by affiliates that Rule 144 of the Securities Act of 1933 defines as restricted securities. We are registering 262,600 of these shares in this registration statement. No Shares have been sold pursuant to Rule 144 of the Securities Act of 1933; and as of June 30, 2006, there are no shares held by affiliates eligible for resale under 144.

Once this registration statement is effective, the shares of our common stock being offered by our selling shareholders will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates," which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

In addition to the shares available for resale under this registration statement, as a result of the provisions of Rule 144, all restricted securities could be available for sale in a public market, if developed, beginning 90 days after this registration statement is declared effective. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing prices for our securities.

Holders

As of the date of this registration statement, we had approximately 33 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission through December 31, 2006, assuming this registration statement is declared effective before that date. By filing a Form 8-A, we will continue as a mandatory reporting company and will be subject to the proxy statement or other information requirements of the 1934 Act.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 statement. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Compensation Agreements

The following table sets forth summary information concerning the compensation received for services rendered to us during the fiscal years ended December 31, 2005 and 2004 by our CEO.

		Annual Compensation
Name & Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards (2)
Beth Jarvis	2005	15,333*	0	0
President and Director	2004	0	0	0

* At September 30, 2006, we eliminated all related party advances.  In 2005, we reclassified advances of $15,333 to Ms. Jarvis as salary in 2005. The aggregate of an outstanding advance in the amount of $2,446 as of December 31, 2005 and additional advances in the first nine months of 2006 totaled $28,217, of which at September 30, 2006 $13,971 was reclassified as compensation to Ms. Jarvis and the remainder was repaid in cash.

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officer.

We have no compensation agreements with our officers.

Board Compensation

Members of our Board of Directors do not receive compensation for their services as Directors.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Triple Bay Industries, Inc.
Columbus, Ohio

We have audited the accompanying consolidated balance sheets of Triple Bay Industries, Inc. of December 31, 2005 and 2004 and the related statements of operations, changes in shareholder’s equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of Triple Bay Industries, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Triple Bay Industries, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

February 10, 2006

TRIPLE BAY INDUSTRIES, INC.

Consolidated Balance Sheets
December 31, 2005 & 2004

ASSETS	2005	2004
CURRENT ASSETS
Cash and cash equivalents	$3,264	$747
Accounts receivable, net	12,506	10,905
Accounts receivable - related party	2,446	1,000
Inventory	27,876	37,422
Other current assets	-	240
Total current assets	46,092	50,314
Property and equipment, net	794	1,057
TOTAL ASSETS	$46,886	51,371

LIABILITIES AND SHAREHOLDER’S EQUITY
CURRENT LIABILITIES
Accounts payable	$19,707	$32,211
Accounts payable - related party	4,500	-
Loan payable	2,684	4,154
Convertible debt	16,500	-
Total current liabilities	43,391	36,364
SHAREHOLDER’S EQUITY
Preferred stock, no par value; 20,000,000 shares authorized,
none issued and outstanding	-	-
Common stock, no par value; 2,000,000,000 shares authorized,
15,000,000 shares issued and outstanding	11,880	11,880
Retained earnings (accumulated deficit)	(8,385)	3,127
Total shareholder’s equity	3,495	15,007
TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$46,886	$51,371

The accompanying footnotes are an integral part of the consolidated financial statements.

TRIPLE BAY INDUSTRIES, INC.
Consolidated Statements of Operations
For the years ended December 31, 2005 & 2004

	2005	2004
Sales	$231,810	$235,227
Cost of sales	143,499	191,203
Gross profit	88,311	44,023

Selling, general and administrative expenses	99,629	47,027
Loss from operations	(11,318)	(3,004)
Other income (expense)
Interest expense	(194)	(120)
Net loss	$(11,512)	$(3,124)
Net loss per share - basic and diluted	$(0.00)	$(0.00)
Weighted average shares outstanding - basic and diluted	15,000,000	15,000,000

The accompanying footnotes are an integral part of the consolidated financial statements.

TRIPLE BAY INDUSTRIES, INC.
Consolidated Statement of Changes in Shareholder’s Equity
For the Years Ended December 31, 2005 and 2004

	Common Shares	Common Stock	Retained Earnings (Accumulated Deficit)	Total
Balance December 31, 2003	15,000,000	$11,880	$6,251	$6,351
Net loss	-	-	(3,124)	(3,124)
Balance December 31, 2004	15,000,000	11,880	3,127	15,007
Net loss	-	-	(11,512)	(11,512)
Balance December 31, 2005	15,000,000	$11,880	$(8,385)	$3,495

The accompanying footnotes are an integral part of the consolidated financial statements.

TRIPLE BAY INDUSTRIES, INC.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2005 & 2004

	2005	2004
Cash flows from operating activities
Net loss	$(11,512)	$ (3,124)
Adjustments to reconcile net loss to net
cash provided by operating activities
Depreciation & amortization	264	378
Changes in
Accounts receivable	(1,601)	1,809
Accounts receivable - related party	(1,446)	-
Inventory	9,546	(29,455)
Other assets	240	8,721
Accounts payable	(8,004)	13,586
Net cash used in operating activities	(12,513)	(8,085)
Cash flows from investing activities
Acquisition of equipment	-	(1,233)
Cash flows from financing activities
Capital contribution	-	11,880
Proceeds of convertible debt	16,500
Payments on notes payable	(1,470)	(1,914)
Net cash provided by financing activities	15,030	9,966
Net increase in cash and cash equivalents	2,517	648
Cash and cash equivalents, beginning of year	747	99
Cash and cash equivalents, end of year	$3,264	$747
Supplemental Disclosures:
Interest paid	$194	$601
Income taxes paid	$-	$-

The accompanying footnotes are an integral part of the consolidated financial statements.

TRIPLE BAY INDUSTRIES, INC.
Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Company Operations

Triple Bay Industries, Inc. (“Triple Bay”) is a Florida corporation formed on January 12, 2006, to acquire all of the shares of Triple Bay Industries, (“Triple Bay Ohio”) an Ohio Corporation. As a result of the closing of a share exchange agreement with the shareholders of Triple Bay Ohio, on August 11, 2006, Triple Bay Ohio is now the wholly-owned subsidiary of Triple Bay. The consolidated financial statements have been presented to show the effects of this reorganization as of the beginning of 2004, and reflect the assets and liabilities of Triple Bay Ohio at Triple Bay Ohio’s historical cost.

Triple Bay Ohio was incorporated in Ohio on May 14, 1993. Triple Bay manufactures and sells disposable decontamination systems.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash on deposits and highly liquid investments with original maturities of three months or less.

Accounts Receivable

Triple Bay analyzes current accounts receivable for collectibility based on historical bad debt, customer credit-worthiness, the current business environment and historical experience with the customer. Based on this analysis, Triple Bay has determined that no allowance for doubtful accounts is required.

 Inventories

Inventories are stated at the lower of cost or market determined by the first-in, first-out (FIFO) method.

Revenue Recognition

Triple Bay recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured. This typically occurs when the product is shipped.

Property and Equipment

The accompanying footnotes are an integral part of the consolidated financial statements.

Property and equipment are stated at acquisition cost and are depreciated on a straight line basis over their useful lives as follows:

Assets	Life (Years)
Vehicles	5
Office furniture and fixtures	7
Equipment	5-7

The cost and accumulated depreciation and amortization of property, equipment, improvements and software sold or otherwise disposed of are removed from the accounts and the resulting gain or loss is included in income in the period realized.

Income Taxes

Triple Bay has elected to be treated as an S Corporation for federal income tax purposes. All items of income, losses, credits and adjustment flow through to the shareholders and are taxed directly to them. Accordingly, no provision is made for federal income taxes. No reserves are made for distributions to be made, if any, to the shareholders to cover taxes attributable to the operations of Triple Bay.

Basic and Diluted Income Per Share

Basic and diluted income (loss) per share equals net income (loss) divided by weighted average shares outstanding during the period. Diluted income (loss) per share includes the impact of common stock equivalents using the treasury stock method when the effect is dilutive. There were no common stock equivalents during 2004 and 2005.

New Accounting Pronouncements

Triple Bay does not expect the adoption of recently issued accounting pronouncements to have a significant effect on Triple Bay's results of operations, financial position or Triple Bay’s cash flow

NOTE 2 - PROPERTY, PLANT & EQUIPMENT

Property and equipment as of December 31, 2005 & 2004 consists of the following:

Description	2005	2004
Vehicles	$35,460	$35,460
Office furniture and fixtures	19,922	19,922
Equipment	5,427	5,427
Total property and equipment	60,809	60,809
Less: Accumulated depreciation	60,015	59,752
Property & equipment, net	$794	$1,057

Depreciation expense for was $264 and $379 for the years ended December 31, 2005 & 2004, respectively.

NOTE 3 - INVENTORY

Inventories are stated at the lower of cost or market determined by the first-in, first-out (FIFO) method. Inventory consists of decontamination showers, filtration devices and accessories available for sale to customers.

Inventory as of December 31, 2005 & 2004 consists of raw materials.

NOTE 4 - SHORT-TERM NOTES PAYABLE

On December 8, 1994, Triple Bay borrowed $21,000 from National City Bank. The note is due on demand with an interest rate of prime plus 2% and is collateralized by the residential property of a shareholder.

NOTE 5 - CONVERTIBLE DEBT

A related entity ("IMM") agreed to advance us all funds necessary to file and complete our SB-2 registration statement and meet our on-going SEC reporting requirements. The debt is pursuant to an oral agreement, bears no interest and is due upon demand. In exchange, we granted IMM the right to exchange its debt for common stock of the successor entity, Triple Bay Industries, Inc., a Florida corporation, for no additional consideration at IMM'S option from a date no earlier than January 31, 2006 for a period of three years thereafter. The number of shares of common stock that can be acquired upon conversion of the debt shall be as mutually agreed but not less than 50,000 or more than 250,000, at the earlier of the date of closing of a sale of control of the company by Ms. Jarvis or three years form the effective date of the registration statement. If the shares of common stock currently owned by our principal shareholders of the Company are sold by the principal shareholders in a transaction resulting in a change of control, the common stock must be redeemed for a mutually agreed price per share. The conversion of the debt into common stock can only occur upon the change of control of Triple Bay or three years from the effective date of the registration statement.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Triple Bay Industries, Inc. principal office is in the office of Triple Bay Industries, Inc. president pursuant to a verbal agreement on a low rent month-to-month basis. The rent paid in 2004 was $2,000. The rent paid in 2005 was $12,000.

NOTE 7 - RELATED PARTY TRANSACTIONS

Triple Bay and its Chief Executive Officer had entered into transactions in the ordinary course of business including the advancement of funds required for the operation of the business and repayments of those funds as deemed appropriate. Related party advances are non-interest bearing, due on demand, and unsecured. Balances owed to Triple Bay under such arrangement amounted to $2,446 and $1,000 as of December 31, 2005 and 2004, respectively. Triple Bay will no longer make such advances.

Triple Bay’s Board of Directors eliminated the advance by declaring a bonus in the amount of $2,446 effective June 30, 2006. Accordingly, the advance in the amount of $2,446 as of December 31, 2005 has been charged to compensation expense in the statement of operations as of June 30, 2006.

Triple Bay Industries, Inc. principal office is in the facilities of an affiliate of our president pursuant to a verbal agreement on a rent month-to-month basis. The rent paid in 2004 was $2,000. The rent paid in 2005 was $12,000 plus $4,500 of additional accrued rent for 2005. Triple Bay has a payable to Triple Bay’s president in the amount of $4,500 for rent as of December 31, 2005.

Triple Bay formally orally agreed to pay and paid Jendco Safety Supply, an affiliate, in 2005 an administrative fee for back office support services of $1,125 per month.

Triple Bay had sales to this entity in the amount of $11,935 for the year ended 2005.

NOTE 8 - CONCENTRATIONS

Our customers consist mainly of industrial environmental product sellers. Our top 7 major customers together accounted for approximately 94% of our consolidated net sales in fiscal year 2005, while our largest customer, Airgas, accounted for approximately 30% of our consolidated net sales in 2005. Sales to three customers accounted for 82% of net sales in 2004.

We sell to distributors based nation wide with a concentration of 97% of sales in 2005 in Pennsylvania, West Virginia and Ohio.

TRIPLE BAY INDUSTRIES, INC.

Consolidated Balance Sheets
September 30, 2006 and December 31, 2005

ASSETS	September 30, 2006 (Unaudited)	December 31, 2005
CURRENT ASSETS
Cash and cash equivalents	$-	$3,264
Accounts receivable, net	18,980	12,506
Accounts receivable - related party	-	2,446
Inventory	23,893	27,876
Total current assets	42,873	46,092
Property and equipment, net	496	794
TOTAL ASSETS	$43,369	$46,886
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$723	$19,707
Accounts payable - related party	14,625	4,500
Loan payable	-	2,684
Convertible debt	16,500	16,500
Total current liabilities	31,860	43,391
SHAREHOLDERS’ EQUITY
Preferred stock, no par value; 20,000,000 shares authorized,
none issued and outstanding	-	-
Common stock, no par value; 2,000,000,000 shares authorized,
15,262,600 and 15,000,000 shares issued and outstanding
as of September 30, 2006 and December 31, 2005, respectively	38,421	11,880
Accumulated deficit	(26,910)	(8,385)
Total shareholders’ equity	11,511	3,495
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$43,369	$46,886

The accompanying footnotes are an integral part of the consolidated financial statements.

TRIPLE BAY INDUSTRIES, INC.
Consolidated Statements of Operations
For the three and nine months ended September 30, 2006 and 2005
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Sales	$29,152	$104,069	$140,062	$203,653
Cost of sales	17,949	59,087	88,346	120,916
Gross Profit	11,203	44,982	51,716	82,737

Selling, general & administrative	25,759	14,382	69,856	33,841

Income (loss) from operations	(14,556)	30,600	(18,140)	48,896

Other income (expense)
Interest expense	(164)	(352)	(385)	(491)

Net income (loss)	$(14,720)	$30,248	$(18,525)	$48,405
Basic and diluted net loss
per common share	$(0.00)	$0.00	$(0.00)	$0.00

Weighted average common
shares outstanding	15,005,696	15,000,000	15,001,919	15,000,000

The accompanying footnotes are an integral part of the consolidated financial statements.

TRIPLE BAY INDUSTRIES, INC.
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2006 and 2005
(Unaudited)

	2006	2005
Cash flows from operating activities
Net income (loss)	$(18,525)	$48,405
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities
Depreciation	298	198
Changes in:
Accounts receivable	(6,474)	(13,363)
Accounts receivable - related party	2,446	(43,286)
Inventory	3,983	23,717
Other assets	-	240
Accounts payable and accrued liabilities	(8,849)	(15,828)
Net cash provided by (used in) operating activities	(27,121)	83
Cash flows from financing activities
Proceeds from sale of common stock	26,541	-
Payments on notes payable	(2,684)	(786)
Net cash provided by (used in) financing activities	23,857	(786)
Net decrease in cash and cash equivalents	(3,264)	(703)
Cash and cash equivalents, beginning of period	3,264	747
Cash and cash equivalents, end of period	$-	$44
Supplemental Disclosures:
Interest paid	$385	$498
Income taxes paid	$-	$-

The accompanying footnotes are an integral part of the consolidated financial statements.

TRIPLE BAY INDUSTRIES, INC.
Notes To Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited interim financial statements of Triple Bay Industries, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited financial statements and notes thereto contained in Triple Bay Industries, Inc. filed with the SEC elsewhere in this Form SB-2. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for fiscal 2005 as reported elsewhere in this Form SB-2 have been omitted.

Triple Bay Industries, Inc. (“Triple Bay”) is a Florida corporation formed on January 12, 2006, to acquire all of the shares of Triple Bay Industries, (“Triple Bay Ohio”) an Ohio Corporation.. As a result of the closing of a share exchange agreement with the shareholders of Triple Bay Ohio, on August 11, 2006, Triple Bay Ohio is now the wholly-owned subsidiary of Triple Bay. The consolidated financial statements have been presented to show the effects of this reorganization as of the beginning of 2004, and reflect the assets and liabilities of Triple Bay Ohio at Triple Bay Ohio’s historical cost.

NOTE 2 - COMMON STOCK

Triple Bay issued 262,600 shares of common stock for cash on July 13, 2006. The shares were issued for $0.10 per share for total proceeds of $26,260.

The accompanying footnotes are an integral part of the consolidated financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

PROSPECTUS
TRIPLE BAY INDUSTRIES, INC.
Dated _____________, 2006

Selling shareholders are offering up to 262,600 shares of common stock. The selling shareholders will offer and sell their shares at $.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Section 607.0850 of the Florida Statutes, the Registrant has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our By-laws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Florida law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM AMOUNT

SEC Registration Fee*	$3
Legal Fees and Expenses	25,000
Accounting Fees and Expenses*	25,000
Miscellaneous*	25,000

Total*	$75,003

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

From 01-28-06 to 07-13-06, we sold 262600 shares of common stock to 33 non U.S. citizens and residents at a price of $.10 for total consideration of $26,260.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;

•	We placed Regulation S required restrictive legends on all certificates issued;

•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;

•	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

• Access to all our books and records.

• Access to all material contracts and documents relating to our operations.

• The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Item 2

1 Articles of Merger - FL

2 Articles of Merger - OH

Item 3

1 Articles of Incorporation of Triple Bay Industries, Inc.

2 Bylaws of Triple Bay Industries, Inc.

Item 4

Form of common stock Certificate of the Triple Bay Industries, Inc.(1)

Item 5

Legal Opinion of Williams Law Group, P.A.

Item 23

1 Consent of Malone & Bailey PC
2 Consent of Williams Law Group, P.A. (included in Exhibit 5) *

All other Exhibits called for by Rule 601 of Regulation SB-2 or SK are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

* Filed herewith

UNDERTAKINGS

Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Each prospectus filed pursuant to Rule 424(b)(§230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Columbus OH on 11-01-06.

Triple Bay Industries, Inc.

Title	Name	Date	Signature
Principal Executive Officer	Beth Jarvis	11-01-06	/s/ Beth Jarvis
Principal Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE

/s/ Kevin Lynch	Kevin Lynch	Director	11-01-06
/s/ Beth Jarvis	Beth Jarvis	Director	11-01-06